Exhibit 10.1 -- Bonus Pool Arrangement; Executive Officer Compensation and
                Duties/Title

     The Temecula Valley Bank ("Bank") Board of Directors, upon the recommendation of the Executive Officer Compensation Committee, approved the following:

     (1) Upon the request of Stephen H. Wacknitz, Chief Executive Officer and President, Mr. Wacknitz' annual bonus was reduced form 4% to 3.5% of pre-tax, pre-bonus net income effective July 1, 2007, for the remainder of 2007, and thereafter, subject to the terms of his employment agreement. The most recent reduction of the annual bonus amount, also upon the recommendation of Mr. Wacknitz, from 5% to 4%, was effective January 1, 2007 This change will be documented in an amendment to the employment agreement of Mr. Wacknitz.

     (2) The annual bonus of William H. McGaughey, Treasurer/Director of
Capital Markets, was reduced from 1.5% to 0.75% of pre-tax net income, effective July 1, 2007, for the remainder of 2007, and thereafter, subject to the terms of his employment agreement. This change will be documented in an amendment to the employment agreement of Mr. McGaughey.

     (3) The annual bonus of Frank Basirico, Jr. Chief Administrative Officer, was reduced from 1.0% to 0.60% of pre-tax net income, effective July 1, 2007, for the remainder of 2007, and thereafter, subject to the terms of his employment agreement. This change will be documented in an amendment to the employment agreement of Mr. Basirico.

     (4) The annual bonus of Donald A. Pitcher, Chief Financial Officer, was set at 0.4% of pre-tax net income effective for fiscal year ended December 31, 2007, and each fiscal year thereafter, subject to the terms of his employment agreement. Previously, Mr. Pitcher was one of several participants in the discretionary up to 10% of pre-tax net income bonus pool. This change will be documented in an amendment to the employment agreement of Mr. Pitcher.

     (5) The annual bonus of Martin E. Plourd, Chief Operating Officer, was set at 0.25% of pre-tax net income effective for fiscal year ended December 31, 2007. Previously, Mr. Plourd was one of several participants in the discretionary up to 10% pre-tax net income bonus pool.

     (6) The annual bonus of Thomas M. Shepherd, Chief Credit Officer, beginning for 2007, was set at 0.5% of pre-tax net income. Previously, Mr. Shepherd participated in the discretionary up to 10% of pre-tax net income bonus pool. This change will be documented in an employment agreement with Mr. Shepherd, the other terms of which are to be determined.

     (7) The previously established discretionary up to 10% of pre tax net profit bonus pool was reduced to 7% for 2007, and thereafter, to 6.5%. In addition, 6.5% of the bonus pool for 2007 is allocated as indicated above in items (1) through (6). The remaining 0.5% of the pool will be discretionary and may be allocated to non-executive personnel of the Bank.

     (8) The duties and responsibilities of Mr. McGaughey were changed and effective immediately, he will assume the duties of Treasurer/Director of Capital Markets. Previously, Mr. McGaughey was Director of Finance and SBA. This change will be documented in an amendment to the employment agreement of Mr. McGaughey.